SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2005

M-WAVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-45449	36-3809819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Industrial Drive, West Chicago, Illinois	60185
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630)562-5550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

(a)
On October 5, 2005, we entered into an Agreement to sell our real property located at 215 Park Street, Bensenville, Illinois for the purchase price of $500,000. We received proceeds of approximately $457,000, net of fees and closing costs. We continue to attempt to sell our land parcel located at 544 Pine Street, Bensenville, Illinois.

(b)
On October 21, 2005, we entered into an agreement with American Standard Circuits (ASC) to sell various rights to certain customers for our radio frequency (“RF”) business, as well as title and interest in the name “Poly Circuits,” in consideration for the following;

•	Termination of the Strategic Operating Alliance (SOA) in its entirety.
•
Issuance of a promissory note in the amount of $205,000 with a maturity date of December 31, 2006, requiring ASC to make monthly principal payments of $6,833.33 until the maturity date. If there are no breaches to this agreement by either party during the term of the agreement, the remaining balance of the promissory note will be waived by M-Wave on the maturity date.

•	Purchase of our on-hand inventory, at cost, to fulfill orders placed on ASC.
•
Termination of the Industrial Loft Lease as of October 31, 2005. We will be required to vacate the premises by December 31, 2005. Any occupancy between termination of the loft lease and December 31, 2005, will be prorated on a daily basis.

•	M-Wave appointed as ASC’s exclusive sales representative in regards to specified customers through December 31, 2006 at a commission rate equal to 10% of sales price.

Item 1.02	Termination of a Material Definitive Agreement.

The Strategic Operating Alliance Agreement between M-Wave, Inc. and American Standard Circuits originally created February 3, 2004, and subsequently amended on December 31, 2004 has been terminated as of October 21, 2005 pursuant to Item 1.01 (b) above.

Section 9 - Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description

10.1	Agreement for the Purchase and Sale of Real Estate, dated October 5, 2005, between M-Wave, Inc. and Jozef Szczecina, Miroslaw Kubas, Wojciech Dziewonski, and Kazimierz Koniarczyk.

10.2	Agreement for the Asset Sale and Transition Agreement between M-Wave, Inc. and American Standard Circuits dated October 21, 2005.

99.1	Press Release dated October 25, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

M-WAVE, INC.
(Registrant)

	By	/s/ Joseph A. Turek
Joseph A. Turek
Chief Executive Officer
Dated: October 26, 2005